Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the StarTek, Inc. Employee Stock Purchase Plan of our reports dated February 25, 2010, with respect to the consolidated financial statements of StarTek, Inc. and the effectiveness of internal control over financial reporting included in the StarTek, Inc. Annual Report on Form 10-K for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Denver, Colorado

July 30, 2010